EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 5, 2004 with respect to the consolidated financial statements of BRC S.r.l. as of December 31, 2002 and 2003 in the Registration Statement (Form S-4 to be filed on or about June 27, 2006) and related Prospectus of Fuel Systems Solutions, Inc. for the registration of shares of its common stock and warrants.

/s/ RECONTA ERNST & YOUNG S.P.A.

Milan, Italy

June 23, 2006